                                        Exhibit 99.1
JELD-WEN Reports Fourth Quarter and Full Year 2024 Results
February 17, 2025
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) (“JELD-WEN” or the “Company”) today announced results for the quarter and year ended December 31, 2024. Comparability is to the same period in the prior year and all periods presented reflect the Company's Australasia segment as a discontinued operation, as appropriate and unless otherwise noted.
Fourth Quarter Highlights
•Net revenues from continuing operations of $895.7 million decreased (12.3%) in the fourth quarter driven by a (12%) Core Revenue decline as a result of (12%) lower volume/mix due to weak macro-economic conditions and a continued demand shift to entry level products.
•Net loss from continuing operations was ($68.4) million or ($0.81) per share, compared to net loss from continuing operations of ($22.6) million, or ($0.27) per share, during the same quarter a year ago. The net loss from continuing operations includes a non-cash goodwill impairment charge in the North America reporting unit related to the court-ordered divestiture of our Towanda facility. Operating (loss) income margin was (5.7%) and 0.7% for the quarters ended December 31, 2024 and December 31, 2023, respectively.
•Adjusted EBITDA from continuing operations was $40.1 million, a decrease of ($46.5) million compared to $86.5 million during the same quarter a year ago. Adjusted EBITDA Margin from continuing operations was 4.5%, a decrease of (400) basis points year-over-year as lower volume/mix and higher costs in labor and materials was only partially offset by lower SG&A expense and improved productivity as a result of transformation benefits.
Full Year Highlights
•Net revenues from continuing operations of $3,775.6 million decreased (12.3%) in the full year driven by a (12%) Core Revenue decline as a result of (12%) lower volume/mix due to weak macro-economic conditions and a continued demand shift to entry level products.
•Net loss from continuing operations was ($187.6) million or ($2.21) per share, compared to net income from continuing operations of $25.2 million, or $0.29 per share, in the prior year. The net loss from continuing operations includes a non-cash goodwill impairment charge in the Europe reporting unit and a non-cash goodwill impairment charge in the North America reporting unit related to the court-ordered divestiture of Towanda. Operating (loss) income margin was (3.3%) and 3.3% for the years ended December 31, 2024 and December 31, 2023, respectively.
•Adjusted EBITDA from continuing operations was $275.2 million, a decrease of ($105.2) million compared to $380.4 million a year ago. Adjusted EBITDA Margin from continuing operations was 7.3%, a decrease of (150) basis points year-over-year as lower volume/mix and higher costs in labor and materials was only partially offset by lower SG&A expense and improved productivity from our transformation activities.
“We made meaningful progress on our transformation in 2024, despite facing challenging market conditions,” said Chief Executive Officer William J. Christensen. “As we continue our transformation, we are committed to staying rooted in what made JELD-WEN great historically ‒ delivering the right product, on time, and with the quality our customers expect. Our transformation is working, and the company is becoming stronger every day. I am proud of the progress our associates have made, and I am confident that as the market improves, we will be well-positioned to capitalize on opportunities and partner with our customers to drive mutual success.”
Fourth Quarter 2024 Results
Net revenues from continuing operations for the three months ended December 31, 2024, was $895.7 million, a decrease of ($125.3) million, or (12.3%), compared to $1,021.1 million for the same period last year. The decrease in net revenues was driven by a (12%) decline in Core Revenue as a result of (12%) lower volume/mix due to weak macro-economic conditions and demand shifting to entry level products.
Net loss from continuing operations was ($68.4) million in the fourth quarter, compared to net loss from continuing operations of ($22.6) million in the same period last year, a decrease of ($45.8) million. The decrease was mostly driven by a $31.4 million impairment charge related to the court-ordered divestiture of Towanda, lower volume/mix, and increased costs to execute on JELD-WEN's transformation journey. Adjusted Net Loss from continuing operations for the fourth quarter was ($8.3) million, a decrease of ($40.0) million compared to Adjusted Net Income of $31.7 million in the same period last year.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

Net loss per share from continuing operations for the fourth quarter was ($0.81), compared to a net loss per share of ($0.27) in the same quarter last year. Adjusted EPS from continuing operations for the fourth quarter was ($0.10) compared to $0.37 in the same quarter last year. Adjusted EPS for the quarter ended December 31, 2024, excludes net after-tax charges of $60.1 million, or $0.70 per diluted share, associated mainly with costs to execute on the Company's transformation journey and the goodwill impairment from the court-ordered divestiture of our Towanda facility. Adjusted EPS for the quarter ended December 31, 2023, excludes net after-tax charges of $54.3 million or $0.64 per diluted share.
Adjusted EBITDA from continuing operations was $40.1 million, a decline of ($46.5) million compared to $86.5 million during the same quarter last year. While we drove significant improvements from our transformation activities, these benefits were more than offset by the impact of lower sales and the associated loss of productivity. Adjusted EBITDA Margin from continuing operations was 4.5%, a decline of (400) basis points due to lower volume/mix and higher costs in labor and material only partially offset by lower SG&A expense and improved productivity as a result of transformation benefits.
On a segment basis for the fourth quarter of 2024, compared to the same period last year:
•North America - Net revenue was $639.8 million, a decline of ($107.8) million, or (14.4%), driven by a (14%) decrease in Core Revenue. The decrease was primarily due to (14%) unfavorable volume/mix driven by weaker market demand and a shift to entry level products. Net income from continuing operations was $0.1 million, a decline of ($48.9) million year-over-year. Adjusted EBITDA was $42.4 million, a decline of ($51.8) million primarily due to unfavorable volume mix, price/cost and productivity.
•Europe - Net revenue was $255.9 million, a decline of ($17.5) million, or (6.4%), driven by a (6%) decrease in Core Revenue. The decrease was primarily due to (7%) unfavorable volume/mix driven by to market softness across the region. Net income from continuing operations was $7.3 million, an increase of $39.3 million year-over-year as a large one-time tax valuation allowance did not repeat in the comparable period. Adjusted EBITDA was $16.5 million, an increase of $1.0 million primarily due to favorable productivity, partially offset by unfavorable volume/mix.
Cash Flow (1)
Net cash provided by operating activities decreased ($239.0) million to $106.2 million in the year ended December 31, 2024, compared to $345.2 million in the year ended December 31, 2023. The decreased operating cash flow was primarily due to an unfavorable change in earnings of ($251.5) million and a decline in accrued expenses of ($39.1) million, both of which were partially offset by a $9.4 million improvement in net cash provided by our working capital accounts.
Capital expenditures in the year ended 2024 increased by $62.8 million to $173.7 million, up from $110.9 million in 2023.
Free Cash Flow used in 2024 was ($67.5) million, compared to Free Cash Flow provided in 2023 of $234.3 million.
(1)Cash flow for the year ended December 31, 2023, includes the Australasia segment.
Full Year 2025 Guidance
JELD-WEN is introducing 2025 revenue guidance to a range of $3.2 to $3.4 billion which reflects Core Revenues that are down (4%) to (9%) compared to 2024. Further, the Company expects 2025 Adjusted EBITDA to be within the range of $215 to $265 million.

	Revenue	Adjusted EBITDA	Core Revenue Decline
2025 Guidance	$3.2 to $3.4 billion	$215 to $265 million	(4%) to (9%)
The Company expects 2025 operating cash flow to be approximately $15 million.
Conference Call Information
JELD-WEN management will host a conference call on February 18, 2025, at 8 a.m. ET, to discuss the Company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the Company's website at https://investors.jeld-wen.com, or by dialing 888-596-4144 from the United States or +1-646-968-2525 internationally and using ID 4434532. A slide presentation highlighting the Company’s results is available on the Investor Relations section of the Company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the Company’s website at https://investors.jeld-wen.com.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

About JELD-WEN Holding, Inc.
JELD-WEN Holding, Inc. (NYSE: JELD) is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Based in Charlotte, North Carolina, JELD-WEN operates facilities in 14 countries in North America and Europe and employs approximately 16,000 associates dedicated to bringing beauty and security to the spaces that touch our lives. The JELD-WEN family of brands includes JELD-WEN® worldwide, LaCantina® and VPI™ in North America, and Swedoor® and DANA® in Europe. For more information, visit corporate.JELD-WEN.com or follow us on LinkedIn.
Investor Relations Contact:
James Armstrong
Vice President, Investor Relations
704-378-5731
jarmstrong@jeldwen.com
Media Contact:
JELD-WEN Holding, Inc.
Melissa Farrington
Vice President, Enterprise Communications
262-350-6021
mfarrington@jeldwen.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts are forward-looking statements, including statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our strategic transformation journey, footprint rationalization, cost reduction and modernization initiatives, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, geopolitical and economic uncertainty, security breaches and other cybersecurity incidents, impacts on our business from weather and climate change, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties and other factors, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Reports on Form 10-Q filed in 2024 and our other filings with the U.S. Securities and Exchange Commission.
The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures, including Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, Adjusted EPS from continuing operations, Free Cash Flow, and Net Debt Leverage. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release.
The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that are included in certain reported GAAP results. While management is not able to provide a reconciliation of items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of certain items such as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. Although the Company believes the assumptions reflected in the range of its 2025 guidance are reasonable, actual results could vary substantially given the uncertainty regarding the future performance of the global economy, ongoing geopolitical conflicts, disruptions in supply chains, and changes in raw material prices and other costs as well as other risks and uncertainties, including those described below. In addition, the guidance ranges provided for 2025 do not include the impact of potential acquisitions or divestitures. The variability of these items may have a significant impact on our future GAAP results.

Other companies may compute these measures differently. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP.
We present several financial metrics in “Core” terms, which exclude the impact of foreign exchange, acquisitions and divestitures completed in the last twelve months. We define Core Revenue as net revenue excluding the impact of foreign exchange, and acquisitions and divestitures completed in the last twelve months. The use of “Core” metrics assists management, investors, and analysts in understanding the organic performance of the operations.
We use Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are helpful in highlighting trends because they exclude certain items outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations to measure our financial performance in reporting our results to our Board of Directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA from continuing operations. Adjusted EBITDA from continuing operations should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.
We define Adjusted EBITDA from continuing operations as income (loss) from continuing operations, net of tax, adjusted for the following items: income tax expense (benefit); depreciation and amortization; interest expense (income), net; and certain special items consisting of non-recurring net legal and professional expenses and settlements; goodwill impairment; restructuring and asset-related charges; M&A related costs; net (gain) loss on sale of business, property, and equipment; loss on extinguishment and refinancing of debt; share-based compensation expense; pension settlement charges; non-cash foreign exchange transaction/translation (gain) loss; and other special items. We use Adjusted EBITDA from continuing operations because we believe this measure assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted Net Income from continuing operations represents net income (loss) from continuing operations adjusted for the after-tax impact of (i) certain special items used to calculate Adjusted EBITDA from continuing operations as described above and (ii) accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024. Where applicable, the specifically identified items are tax effected at the applicable jurisdictional tax rate and tax expense is adjusted to remove the effect of discrete tax items.
Adjusted EPS from continuing operations represents net income (loss) from continuing operations per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted Net Income from continuing operations as described above.
Adjusted EBITDA Margin from continuing operations represents Adjusted EBITDA from continuing operations as a percentage of net revenues.
We present Free Cash Flow because we believe this metric assists investors and analysts in determining the quality of our earnings. Free Cash Flow is defined as net cash (used in) provided by operating activities less capital expenditures (including purchases of intangible assets). Free Cash Flow should not be considered as an alternative to net cash (used in) provided by operating activities as a liquidity measure. We also present Net Debt Leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the Company. We define Net Debt Leverage as Net Debt (total principal debt outstanding less unrestricted cash) divided by Adjusted EBITDA from continuing operations for the last twelve-month period.
Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Three Months Ended
	December 31, 2024	December 31, 2023	% Variance
Net revenues	$895.7	$1,021.1	(12.3)%
Cost of sales	749.3	829.4	(9.7)%
Gross margin	146.5	191.7	(23.6)%
Selling, general and administrative	158.0	177.2	(10.9)%
Goodwill impairment	31.4	—	NM
Restructuring and asset-related charges	8.0	7.0	15.5%
Operating (loss) income	(50.9)	7.5	(778.9)%
Interest expense, net	18.7	13.2	41.6%
Other income, net	(4.5)	(14.7)	(69.1)%
(Loss) income from continuing operations before taxes	(65.0)	9.1	(817.6)%
Income tax expense	3.4	31.7	(89.3)%
Loss from continuing operations, net of tax	(68.4)	(22.6)	202.1%
Loss on sale of discontinued operations, net of tax	—	(10.4)	NM
Loss from discontinued operations, net of tax	—	(1.7)	NM
Net loss	$(68.4)	$(34.8)	96.8%
Diluted Net loss per share from continuing operations	$(0.81)	$(0.27)
Diluted Net loss per share from discontinued operations	—	(0.14)
Diluted Net loss per share	$(0.81)	$(0.41)
Diluted Shares	84,627,951	85,232,894
Other financial data:
Operating (loss) income margin	(5.7)%	0.7%
Adjusted EBITDA from continuing operations (1)	$40.1	$86.5	(53.6)%
Adjusted EBITDA Margin from continuing operations (1)	4.5%	8.5%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Year Ended
	December 31, 2024	December 31, 2023	% Variance
Net revenues	$3,775.6	$4,304.3	(12.3)%
Cost of sales	3,086.6	3,471.7	(11.1)%
Gross margin	689.0	832.6	(17.3)%
Selling, general and administrative	652.5	655.3	(0.4)%
Goodwill impairment	94.8	—	NM
Restructuring and asset-related charges	68.1	35.7	90.5%
Operating (loss) income	(126.4)	141.6	(189.3)%
Interest expense, net	67.2	72.3	(6.9)%
Loss on extinguishment and refinancing of debt	1.9	6.5	(70.6)%
Other income, net	(24.8)	(25.7)	(3.7)%
(Loss) income from continuing operations before taxes	(170.8)	88.6	(292.9)%
Income tax expense	16.8	63.3	(73.5)%
(Loss) income from continuing operations, net of tax	(187.6)	25.2	(843.3)%
(Loss) gain on sale of discontinued operations, net of tax	(1.4)	15.7	(109.2)%
Income from discontinued operations, net of tax	—	21.5	NM
Net (loss) income	$(189.0)	$62.4	(402.7)%
Diluted Net (loss) income per share from continuing operations	$(2.21)	$0.29
Diluted Net (loss) income per share from discontinued operations	(0.02)	0.43
Diluted Net (loss) income per share	$(2.22)	$0.73
Diluted Shares	84,989,963	85,874,035
Other financial data:
Operating (loss) income margin	(3.3)%	3.3%
Adjusted EBITDA from continuing operations (1)	$275.2	$380.4	(27.7)%
Adjusted EBITDA Margin from continuing operations (1)	7.3%	8.8%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$150.3	$288.3
Restricted cash	0.7	0.8
Accounts receivable, net	388.4	516.7
Inventories	460.1	481.5
Other current assets	73.4	71.5
Assets held for sale	126.9	135.6
Total current assets	1,199.9	1,494.3
Property and equipment, net	681.4	644.2
Deferred tax assets	143.3	150.5
Goodwill	315.2	390.2
Intangible assets, net	102.0	123.9
Operating lease assets, net	126.3	146.9
Other assets	52.1	30.1
Total assets	$2,620.2	$2,980.1
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$264.9	$269.3
Accrued payroll and benefits	89.6	132.6
Accrued expenses and other current liabilities	224.2	233.8
Current maturities of long-term debt	30.9	36.2
Liabilities held for sale	15.3	7.1
Total current liabilities	625.0	678.9
Long-term debt	1,152.4	1,190.1
Unfunded pension liability	21.6	26.5
Operating lease liability	105.5	122.0
Deferred credits and other liabilities	89.9	104.8
Deferred tax liabilities	5.7	7.2
Total liabilities	2,000.1	2,129.5
Shareholders’ equity
Preferred Stock, par value $0.01 per share, 90,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: 900,000,000 shares authorized, par value $0.01 per share, 84,653,408 and 85,309,220 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively.	0.8	0.9
Additional paid-in capital	769.1	752.2
(Accumulated deficit) retained earnings	(20.4)	192.9
Accumulated other comprehensive loss	(129.5)	(95.3)
Total shareholders’ equity	620.1	850.6
Total liabilities and shareholders’ equity	$2,620.2	$2,980.1

JELD-WEN Holding, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Year Ended
	December 31, 2024	December 31, 2023
OPERATING ACTIVITIES
Net (loss) income	$(189.0)	$62.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	125.8	140.2
Deferred income taxes	(17.0)	31.7
Net gain on sale of business, property and equipment	(13.8)	(10.5)
Goodwill impairment	94.8	—
Adjustment to carrying value of assets	22.7	7.9
Amortization of deferred financing costs	2.4	2.6
Loss on extinguishment and refinancing of debt	1.2	6.5
Loss on foreign currency translation adjustment related to the substantial liquidation of a foreign subsidiary	4.8	—
Gain on sale of discontinued operations, net of tax	—	(24.0)
Share-based compensation expense	15.5	18.4
Amortization of U.S. pension expense	—	0.5
Recovery of cost from receipts on impaired notes	(1.4)	(3.5)
Other items, net	(5.3)	(7.4)
Net change in operating assets and liabilities:
Accounts receivable	102.3	10.9
Inventories	9.4	119.6
Other assets	(1.6)	11.6
Accounts payable and accrued expenses	(32.5)	(21.5)
Change in short-term and long-term tax liabilities	(12.2)	(0.1)
Net cash provided by operating activities	106.2	345.2
INVESTING ACTIVITIES
Purchases of property and equipment	(161.9)	(98.3)
Proceeds from sale of business, property and equipment	20.7	16.8
Purchase of intangible assets	(11.8)	(12.6)
Proceeds (payments) related to the sale of our Australasia segment	—	365.6
Recovery of cost from receipts on impaired notes	1.4	3.5
Cash received for notes receivable	—	0.3
Cash received from insurance proceeds	1.7	5.1
Purchase of securities for deferred compensation plan	(3.4)	(1.1)
Net cash (used in) provided by investing activities	(153.3)	279.2
FINANCING ACTIVITIES
Change in long-term debt and payments of debt extinguishment costs	(55.2)	(561.3)
Common stock issued for exercise of options	2.9	0.6
Common stock repurchased	(24.3)	—
Payments to tax authorities for employee share-based compensation	(1.4)	(1.6)
Payments related to the sale of JW Australia	(2.6)	(0.7)
Net cash used in financing activities	(80.6)	(563.2)
Effect of foreign currency exchange rates on cash	(10.3)	7.1
Net (decrease) increase in cash and cash equivalents	(138.1)	68.3
Cash, cash equivalents and restricted cash, beginning	289.1	220.9
Cash, cash equivalents and restricted cash, ending	$151.0	$289.1
Cash flow for the year ended December 31, 2023, includes the Australasia segment.

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
(Loss) income from continuing operations, net of tax	$(68.4)	$(22.6)	$(187.6)	$25.2
Income tax expense(1)	3.4	31.7	16.8	63.3
Depreciation and amortization(2)	28.2	37.5	125.8	135.0
Interest expense, net	18.7	13.2	67.2	72.3
Special items:
Net legal and professional expenses and settlements(3)	12.9	14.6	62.7	28.2
Goodwill impairment(4)	31.4	—	94.8	—
Restructuring and asset-related charges(5)(6)	8.0	7.0	68.1	35.7
M&A related costs(7)	6.1	1.4	15.3	6.6
Net gain on sale of business, property, and equipment(8)	(5.6)	(6.6)	(13.8)	(10.5)
Loss on extinguishment and refinancing of debt(9)	—	—	1.9	6.5
Share-based compensation expense(10)	2.9	5.2	15.5	17.5
Pension settlement charge(11)	—	4.3	—	4.3
Non-cash foreign exchange transaction/translation loss (gain)(12)	—	1.5	(3.1)	0.6
Other special items(13)	2.5	(0.7)	11.6	(4.3)
Adjusted EBITDA from continuing operations	$40.1	$86.5	$275.2	$380.4
(1)Income tax expense in the three and twelve months ended December 31, 2023, includes an increase in valuation allowance against foreign net operating loss carryforwards of $30.0 million.
(2)Depreciation and amortization expense in the year ended December 31, 2024, includes accelerated amortization of $14.1 million and in the three months and year ended December 31, 2023, includes accelerated amortization of $10.6 million and $14.1 million, respectively, in Corporate and unallocated costs for an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024. In addition, depreciation and amortization expense in the year ended December 31, 2023, includes accelerated depreciation of $9.1 million in North America from reviews of equipment capacity optimization.
(3)Net legal and professional expenses and settlements include non-recurring transformation journey expenses of $12.6 million and $59.2 million in the three months and year ended December 31, 2024, respectively, and $14.1 million and $26.1 million in the three months and year ended December 31, 2023, respectively. These expenses primarily relate to the engagement of one transformation consultant for a period spanning from the third quarter of 2023 through the end of 2024, for which we incurred $5.3 million and $40.7 million in the three months and year ended December 31, 2024, respectively, and $13.8 million and $20.0 million in the three months and year ended December 31, 2023, respectively. Additionally, net legal and professional expenses and settlements include amounts relating to litigation of historic legal matters of $2.8 million in the year ended December 31, 2024, and of $0.2 million and $1.8 million in the three months and year ended December 31, 2023, respectively. There was a nominal amount relating to litigation of historic legal matters in the three months ended December 31, 2024.
(4)Goodwill impairment charges in the three months ended December 31, 2024, consist of $31.4 million goodwill impairment charge in our North America segment related to the court-ordered divestiture of Towanda. Goodwill impairment charges in the year ended December 31, 2024, consist of a $63.4 million goodwill impairment charge associated with our Europe reporting unit, and a $31.4 million goodwill impairment charge in our North America segment related to the court-ordered divestiture of Towanda.
(5)Represents severance, accelerated depreciation and amortization, equipment relocation and other expenses directly incurred as a result of restructuring events. The restructuring charges primarily relate to charges incurred to change the operating structure, eliminate certain roles, and close certain manufacturing facilities in our North America and Europe segments.

(6)For the three months ended December 31, 2024 and 2023, $4.0 million and $1.5 million, respectively, and for the year ended December 31, 2024 and 2023, $11.8 million and $1.5 million, respectively, of product and inventory-related charges related to announced facility closures that were detrimental to Adjusted EBITDA.
(7)M&A related costs consists primarily of legal and professional expenses related to the court-ordered divestiture of Towanda.
(8)Represents net gain on sale of business, property, and equipment primarily relating to the sale of our business in St. Kitts and properties in Chile, Mexico, and Klamath Falls, Oregon in the year ended December 31, 2024. Net gain on sale of business, property and equipment primarily relates to the sale of properties in the United Kingdom, Australia, and Klamath Falls, Oregon in the year ended December 31, 2023.
(9)Loss on extinguishment and refinancing of debt of $1.9 million in the year ended December 31, 2024, associated with an amendment of our Term Loan Facility and redemption of the remaining $200.0 million of our 4.63% Senior Notes. Loss on extinguishment and refinancing of debt of $6.5 million in the year ended December 31, 2023, is related to the redemption of $250.0 million of our 6.25% Senior Secured Notes and $200.0 million of our 4.63% Senior Notes.
(10)Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(11)Represents a settlement loss associated with our U.S. defined benefit pension plan resulting from a one-time lump sum payment offered to pension plan participants.
(12)Non-cash foreign exchange transaction/translation gain primarily associated with fair value adjustments of foreign currency derivatives and revaluation of balances denominated in foreign currencies.
(13)Other special items not core to ongoing business activity include: (i) in the year ended December 31, 2024, a loss of $4.8 million of cumulative foreign currency translation adjustments related to the substantial liquidation of a foreign subsidiaries in Chile and Mexico in our North America segment; (ii) in the year ended December 31, 2023, ($3.1) million in income from short-term investments and forward contracts related to the JW Australia divestiture in Corporate and unallocated costs, ($2.8) million in adjustments to compensation and non-income taxes associated with exercises of legacy equity awards in our Europe segment, and $2.2 million in costs that do not meet the U.S. GAAP definition of restructuring, primarily related to the closure of certain facility in our Europe segment.
To conform with the current period presentation, certain amounts in prior period information have been reclassified.

	Three Months Ended		Year Ended
(amounts in millions, except share and per share data)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
(Loss) income from continuing operations, net of tax	$(68.4)	$(22.6)	$(187.6)	$25.2
Special items:(1)
Net legal and professional expenses and settlements	12.9	14.6	62.7	28.2
Goodwill impairment	31.4	—	94.8	—
Restructuring and asset-related charges	8.0	7.0	68.1	35.7
M&A related costs	6.1	1.4	15.3	6.6
Net gain on sale of business, property, and equipment	(5.6)	(6.6)	(13.8)	(10.5)
Loss on extinguishment and refinancing of debt	—	—	1.9	6.5
Share-based compensation expense	2.9	5.2	15.5	17.5
Pension settlement charge	—	4.3	—	4.3
Non-cash foreign exchange transaction/translation loss (gain)	—	1.5	(3.1)	0.6
Accelerated amortization of an ERP system(2)	—	10.6	14.1	14.1
Other special items	2.5	(0.7)	11.6	(4.3)
Tax impact of special items(3)	(2.8)	(12.7)	(34.1)	(26.5)
Tax special items(4)	4.7	29.6	21.5	39.1
Adjusted Net (Loss) Income from continuing operations	$(8.3)	$31.7	$67.0	$136.7

Diluted (loss) income per share from continuing operations	$(0.81)	$(0.27)	$(2.21)	$0.29
Impact of additional dilutive shares on the reported dilutive loss per share	—	—	0.05	—
Special items:(1)
Net legal and professional expenses and settlements	0.15	0.17	0.73	0.33
Goodwill impairment	0.37	—	1.10	—
Restructuring and asset-related charges	0.10	0.08	0.79	0.42
M&A related costs	0.07	0.02	0.18	0.08
Net gain on sale of business, property, and equipment	(0.07)	(0.08)	(0.16)	(0.12)
Loss on extinguishment and refinancing of debt	—	—	0.02	0.08
Share-based compensation expense	0.03	0.06	0.18	0.20
Pension settlement charge	—	0.05	—	0.05
Non-cash foreign exchange transaction/translation loss (gain)	—	0.02	(0.04)	0.01
Accelerated amortization of an ERP system (2)	—	0.12	0.16	0.16
Other special items	0.03	(0.01)	0.13	(0.05)
Tax impact of special items (3)	(0.03)	(0.15)	(0.40)	(0.31)
Tax special items (4)	0.06	0.35	0.25	0.46
Adjusted Net (Loss) Income per share from continuing operations	$(0.10)	$0.37	$0.78	$1.59

Weighted average diluted shares	84,627,951	86,543,142	86,035,782	85,874,035
Less: Effect of dilutive securities	—	1,310,248	1,045,819	878,520
Weighted average basic shares	84,627,951	85,232,894	84,989,963	84,995,515
Adjusted Net Income from continuing operations per share may not sum due to rounding.
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.
(2)Accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024.

(3)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at the jurisdictional statutory tax rate.
(4)Tax special items for the three months and year ended December 31, 2024, was primarily driven by tax expense on uncertain tax positions from audits dating back to the year 2015 of ($0.1) million and $12.0 million, respectively, and valuation expense recorded against our U.S. tax attributes of $5.0 million and $9.2 million, respectively.
To conform with the current period presentation, certain amounts in prior period information have been reclassified.

	Three Months Ended December 31, 2024
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$0.1	$7.3	$(75.8)	$(68.4)
Income tax (benefit) expense	(8.1)	(7.7)	19.2	3.4
Depreciation and amortization	18.5	7.8	2.0	28.2
Interest expense, net	0.5	1.2	17.0	18.7
Special items:(1)
Net legal and professional expenses and settlements	0.6	2.4	10.0	12.9
Goodwill impairment	31.4	—	—	31.4
Restructuring and asset-related charges	2.6	5.3	0.2	8.0
M&A related costs	—	—	6.1	6.1
Net gain on sale of business, property, and equipment	(5.6)	—	—	(5.6)
Share-based compensation expense	0.5	0.3	2.1	2.9
Other special items	2.1	—	0.4	2.5
Adjusted EBITDA from continuing operations	$42.4	$16.5	$(18.9)	$40.1
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Three Months Ended December 31, 2023
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$49.0	$(32.0)	$(39.7)	$(22.6)
Income tax expense (benefit)(1)	16.1	33.6	(18.1)	31.7
Depreciation and amortization(2)	17.3	7.8	12.4	37.5
Interest expense, net	0.5	2.5	10.1	13.2
Special items:(3)
Net legal and professional expenses and settlements	0.1	—	14.4	14.6
Restructuring and asset-related charges	3.8	3.1	—	7.0
M&A related costs	0.1	—	1.3	1.4
Net loss (gain) on sale property and equipment	0.1	—	(6.6)	(6.6)
Share-based compensation expense	1.8	0.5	3.0	5.2
Pension settlement charge	4.3	—	—	4.3
Non-cash foreign exchange transaction/translation (gain) loss	(0.1)	0.4	1.1	1.5
Other special items	1.1	(0.5)	(1.3)	(0.7)
Adjusted EBITDA from continuing operations	$94.2	$15.5	$(23.2)	$86.5
(1)Income tax expense in our Europe segment includes an increase in valuation allowance against our foreign net operating loss carryforwards of $30.0 million.

(2)Corporate and unallocated depreciation and amortization expense includes software accelerated amortization of $10.6 million for an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024.
(3)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.
To conform with the current period presentation, certain amounts in prior period information have been reclassified.

	Year Ended December 31, 2024
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$82.8	$(64.3)	$(206.1)	$(187.6)
Income tax expense (benefit)	18.7	8.1	(10.0)	16.8
Depreciation and amortization(1)	73.5	30.7	21.6	125.8
Interest expense, net	2.6	2.1	62.5	67.2
Special items:(2)
Net legal and professional expenses and settlements	2.9	4.7	55.1	62.7
Goodwill impairment	31.4	63.4	—	94.8
Restructuring and asset-related charges	42.8	23.7	1.5	68.1
M&A related costs	—	—	15.3	15.3
Net gain on sale of business, property, and equipment	(13.4)	(0.2)	(0.2)	(13.8)
Loss on extinguishment and refinancing of debt	—	—	1.9	1.9
Share-based compensation expense	3.1	1.3	11.1	15.5
Non-cash foreign exchange transaction/translation loss (gain)	0.3	(3.8)	0.4	(3.1)
Other special items	9.3	1.9	0.4	11.6
Adjusted EBITDA from continuing operations	$254.1	$67.7	$(46.5)	$275.2
(1)Corporate and unallocated depreciation and amortization expense includes software accelerated amortization of $14.1 million for an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024.
(2)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Year Ended December 31, 2023
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$176.0	$(3.3)	$(147.4)	$25.2
Income tax expense (benefit)(1)	79.2	44.1	(60.0)	63.3
Depreciation and amortization(2)	79.9	30.2	24.9	135.0
Interest expense, net	4.7	3.2	64.3	72.3
Special items:(3)
Net legal and professional expenses and settlements	0.9	3.7	23.5	28.2
Restructuring and asset-related charges	29.2	5.7	0.8	35.7
M&A related costs	0.8	—	5.8	6.6
Net loss (gain) on sale of property and equipment	1.2	(5.1)	(6.6)	(10.5)
Loss on extinguishment and refinancing of debt	—	—	6.5	6.5
Share-based compensation expense	5.1	1.9	10.5	17.5
Pension settlement charge	4.3	—	—	4.3
Non-cash foreign exchange transaction/translation (gain) loss	(0.3)	1.6	(0.8)	0.6
Other special items	1.0	(0.6)	(4.7)	(4.3)
Adjusted EBITDA from continuing operations	$382.2	$81.5	$(83.2)	$380.4
(1)Income tax expense in our Europe segment includes an increase in valuation allowance against net operating loss carryforwards of $30.0 million.
(2)Corporate and unallocated costs depreciation and amortization expense in the year ended December 31, 2023, includes accelerated amortization of $14.1 million for an ERP system that we intend to not utilize upon completion of the JW Australia Transition Services Agreement period. North America depreciation and amortization expense in the year ended December 31, 2023, includes accelerated depreciation of $9.1 million from reviews of equipment capacity optimization.
(3)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.
To conform with the current period presentation, certain amounts in prior period information have been reclassified.

	Year Ended
	December 31, 2024	December 31, 2023
Net cash provided in operating activities(1)	$106.2	$345.2
Less capital expenditures(1)	173.7	110.9
Free Cash Flow(1)(2)	$(67.5)	$234.3
(1)Cash flow information is inclusive of cash flows from the Australasia segment through the divestiture date of July 2, 2023.
(2)Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Free Cash Flow, see above under the heading “Non-GAAP Financial Information.”

	December 31, 2024	December 31, 2023
Total debt	$1,183.4	$1,226.3
Less cash and cash equivalents	150.3	288.3
Net Debt(1)	$1,033.1	$938.0
Divided by trailing twelve months Adjusted EBITDA from continuing operations(2)	275.2	380.4
Net Debt Leverage(1)	3.8x	2.5x
(1)Net Debt and Net Debt Leverage are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Net Debt Leverage, see above under the heading “Non-GAAP Financial Information."
(2)Trailing twelve months Adjusted EBITDA from continuing operations for both periods. Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	December 31, 2024	December 31, 2023	% Variance
Net revenues from external customers
North America	$639.8	$747.6	(14.4)%
Europe	255.9	273.4	(6.4)%
Total Consolidated	$895.7	$1,021.1	(12.3)%
Adjusted EBITDA from continuing operations(1)
North America	$42.4	$94.2	(54.9)%
Europe	16.5	15.5	6.6%
Corporate and unallocated costs	(18.9)	(23.2)	(18.5)%
Total Consolidated	$40.1	$86.5	(53.7)%
(1)Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”

	Year Ended
	December 31, 2024	December 31, 2023	% Variance
Net revenues from external customers
North America	$2,708.4	$3,123.1	(13.3)%
Europe	1,067.2	1,181.3	(9.7)%
Total Consolidated	$3,775.6	$4,304.3	(12.3)%
Adjusted EBITDA from continuing operations(1)
North America	$254.1	$382.2	(33.5)%
Europe	67.7	81.5	(16.9)%
Corporate and unallocated costs	(46.5)	(83.2)	(44.1)%
Total Consolidated	$275.2	$380.4	(27.6)%
(1)Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”